Exhibit 99.1

Asconi Corporation Issues 2004 Earnings Guidance

Company Expects Earnings Growth Of At Least 30% From The Year-Earlier Period

WEDNESDAY, JANUARY 28, 2004 4:01 PM

ORLANDO, Florida, January 28, 2004 – /PRNewswire-FirstCall via COMTEX/ — Asconi Corporation (Amex: ACD), one of the largest Eastern European producers of wines and spirits, today released earnings guidance for its 2004 fiscal year ending December 31, 2004.

Asconi expects 2004 net income to be between $3.9 and $4.1 million, or between 33 cents and 34 cents per diluted share, which would represent at lease a 30% increase in net income from 2003’s expected results. This guidance does not take into account any possible acquisitions the Company may make during 2004. Asconi also reiterated its previous guidance for 2003 of net income between $2.8 and $3.0 million, or 23 and 26 cents per diluted share.

About Asconi Corporation

Asconi Corporation (AMEX: ACD) is one of the largest producers and distributors of wines and spirits in Eastern Europe. Asconi currently markets its products in seventeen countries worldwide and offers an extensive portfolio of over 350 items in fifty product lines. The Company is involved in every aspect of wine and spirits production and distribution, from grape processing to sales of alcoholic beverages.

For more information, please visit www.asconi.com.

Contact: Mr. Serguei Melnik, Asconi Corporation Chief Operations Officer

Phone: 407 679-9463

Email: info@asconi.com

Safe Harbor Statement

Under the Private Securities Litigation Reform Act of 1995: The statements in the press release that relate to the company’s expectations with regard to the future impact on the company’s results from new products in development are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The results anticipated by any or all of these forward-looking statements may not occur.